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                                       Bank of Hawaii
          Exhibit 99 - Statement Regarding Computation of Ratios
                     Three Months Ended March 31, 2000 & 1999



   (in millions of dollars)                                         2000       1999

   Earnings:
   1.  Income Before Income Taxes                                  $63.8      $57.6
   2.  Plus:  Fixed Charges Including Interest on Deposits         120.4      117.8
                                                                  ------     ------
   3.  Earnings Including Fixed Charges                            184.2      175.4
   4.  Less:  Interest on Deposits                                  68.2       68.7
                                                                  ------     ------
   5.  Earnings Excluding Interest on Deposits                    $116.0     $106.7
                                                                  ======     ======

   Fixed Charges:
   6.  Fixed Charges Including Interest on Deposits               $120.4     $117.8
   7.  Less:  Interest on Deposits                                  68.2       68.7
                                                                  ------     ------
   8.  Fixed Charges Excluding Interest on Deposits                $52.2      $49.1
                                                                  ======     ======

   Ratio of Earnings to Fixed Charges:
       Including Interest on Deposits (Line 3 divided by Line 6)     1.5 x      1.5 x
       Excluding Interest on Deposits (Line 5 divided by Line 8)     2.2 x      2.2 x

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